Exhibit 5.1

ROPES & GRAY LLP PRUDENTIAL TOWER 800 BOYLSTON STREET BOSTON, MA 02199-3600 WWW.ROPESGRAY.COM

April 7, 2025

Cabot Corporation

Two Seaport Lane

Suite 1400

Boston, MA 02210

Ladies and Gentlemen:

This opinion letter is furnished to you in connection with the Post-Effective Amendments No. 1 to Registration Statements on Form S-8, Registration Nos. 333-255782 and 333-216707 (the “Post-Effective Amendments”), filed by Cabot Corporation, a Delaware corporation (the “Company”), on the date hereof, with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). On March 13, 2025, the stockholders of the Company approved the Cabot Corporation 2025 Long-Term Incentive Plan (the “2025 Plan”). The total number of shares of Common Stock authorized for issuance under the 2025 Plan includes: (i) 1,400,000 shares; plus (ii) the number of shares that as of the effective date of the 2025 Plan remained available for issuance under the Cabot Corporation Amended and Restated 2017 Long-Term Incentive Plan (the “2017 Plan”), together with the number of shares that were subject to awards under the 2017 Plan or the Cabot Corporation 2009 Long-Term Incentive Plan (the “2009 Plan”) (which shall not exceed 4,492,059 shares of Common Stock in the aggregate in the case of subclause (ii) prior to the application of any applicable fungible share ratio) and that on or after the effective date of the 2025 Plan expire or are terminated, surrendered or cancelled without the delivery of shares, or are forfeited or reacquired by the Company under the terms of the 2017 Plan or the 2009 Plan, as applicable, including any fungible share ratio set forth therein (the “Prior Plan Shares”).

We are familiar with the actions taken by the Company in connection with the adoption of the 2025 Plan. We have examined such certificates, documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Company, public officials and other appropriate persons.

The opinions expressed below are limited to the Delaware General Corporation Law.

Based upon and subject to the foregoing, we are of the opinion that the Prior Plan Shares have been duly authorized and, when the Prior Plan Shares have been issued and sold in accordance with the terms of the 2025 Plan, the Prior Plan Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion letter as an exhibit to the Post Effective Amendments. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP